EXHIBIT 21.1

LIST OF ALL DIRECT AND INDIRECT SUBSIDIARIES

1.                    PDC MGMT. CO. (formerly SOTEX Exploration Company), a Texas corporation—100% Direct Subsidiary—1% general partner of Pioneer Drilling Services, Ltd.

2.                    PDC Investment Corp., a Delaware corporation—100% Direct Subsidiary—99% limited partner of Pioneer Drilling Services, Ltd.

3.                    Pioneer Drilling Services, Ltd. (formerly Pioneer Drilling Co., Ltd.), a Texas limited partnership—100% Indirect Subsidiary—owned by PDC MGMT. CO. (1%) and PDC Investment Corp. (99%).

4.                    South Texas Drilling Company, a Texas corporation—100% Direct Subsidiary.

5.                    South Texas Offshore Drilling Company, a Texas corporation—100% Direct Subsidiary.

6.                    ST/1200, Inc., a Texas corporation—100% Direct Subsidiary